Exhibit 10.25
10/31/2023

Mark Novara

[REDACTED]

Dear Mark Novara:

Tandem Diabetes Care, Inc. (“Tandem” or the “Company”) is pleased to offer you employment on the terms and conditions set forth below.

1. Position: You will serve in a full-time capacity as Executive Vice President & Chief Commercial Officer. You will report to John Sheridan, President & CEO. By signing this offer letter, you represent and warrant to the Company that you are under no contractual commitments that would limit your ability to work for the Company.

2. Salary: You will be paid at rate of $16,811.19 USD Biweekly, which is equivalent to $437,091.00 annually, less required payroll taxes and withholdings. This is payable in accordance with the company’s standard payroll practices and in accordance with applicable laws for exempt employees. As an exempt employee, you will not be entitled to overtime pay. Tandem’s annual compensation review process occurs in April each year. Employees hired on or after December 1st will become eligible to participate in the compensation review process that occurs following their one-year anniversary.

3. Corporate Bonus. Your target bonus under the Cash Bonus Plan established by the Company is 60% of regular wages, less required payroll taxes and withholdings. The actual bonus payout under the Cash Bonus Plan, if any, will be determined at the discretion of our Board of Directors and is conditioned on your employment on any payment date. Your target bonus is not a promise of compensation and is not intended to create any obligation on the part of the Company.

4. Employee Benefits. As a full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to Flexible Vacation time off and Paid Sick Leave in accordance with the Company’s policy set forth in the Employee Handbook. Under the Flexible Vacation program, you will be afforded the flexibility to take planned time off as needed and as approved by your manager so long as you are able to fulfill your job duties and responsibilities. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

5. Equity. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you Restricted Stock Units (RSUs) with a value equal to approximately 400% of your base salary. The actual number of RSUs granted will be at the discretion of the Board. The RSUs will be issued pursuant to the Company’s 2023 Long-Term Incentive Plan, which may be amended from time to time (the “2023 Plan”). The RSUs will vest based on the following schedule: 33.3% on the first anniversary of the grant date (as specified in the grant agreement), and in 8 equal quarterly installments thereafter such that all of the RSUs will have vested on the three-year anniversary of the grant date, subject to your continued employment with the Company and in accordance with the equity agreement approved by the Board for use with the 2023 Plan. The grant of such RSUs by the Company is subject to the Board’s approval, and this recommendation is not a promise of compensation and is not intended to create any obligation on the part of the Company. The grant of RSUs is not a guarantee of continued employment for any specific period of time and is subject to the terms and conditions outlined in the 2023 plan. Further details on the 2023 Plan will be provided upon approval of such grant by the Board.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

Exhibit 10.25
6. Sign-on Bonus. The Company will advance you a $100,000.00 one-time bonus within one month of your start date, less required payroll taxes and withholdings. The bonus is deemed fully earned after twenty-four (24) months of continuous active employment. Should your employment with the Company terminate for any reason (voluntarily or involuntarily) before you have completed twelve (12) months of continuous active employment, 100% of the bonus is required to be repaid to the Company. Should your employment with the Company terminate for any reason (voluntarily or involuntarily) after twelve (12) months but prior to completing twenty-four (24) months of continuous active employment, a prorated portion of the bonus is required to be repaid to the Company. The prorated repayment shall be equal to 100% of the bonus, reduced by 1/24th for each full month of active employment at Tandem. Any required repayment must be made on or before your final date of active employment and shall be by certified check to the Company.

7. Payroll Taxes and Withholdings. All forms of compensation referred to in this letter are subject to applicable payroll taxes and withholdings.

8. Employment At-Will. The Company is an at-will employer and cannot guarantee employment for any specific duration. You are free to quit, and the Company is entitled to terminate your employment at any time, with or without cause or prior warning. This provision supersedes all prior agreements and understandings concerning termination of employment, whether oral, written or implied. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

9. Employee Proprietary Information Agreement. As a condition of your employment, you are required to sign the Company’s Employee Proprietary Information Agreement, which includes an Assignment of Inventions provision.

10. Pre-Employment Screening. Your employment is contingent on successfully passing a drug test, background check, and satisfactory references check. The drug test and background and reference checks will be conducted through our 3rd party vendor in accordance with applicable laws and may be conducted before or after your employment begins.

11. Conflicts of Interest. Conflicts of interest exist where an individual's actions or activities, on behalf of Tandem or otherwise, involve the obtaining of an improper personal gain or advantage, or an adverse effect upon the interest of Tandem. For this reason, employees must refrain from engaging in any activity, practice, act, other employment or outside activities which conflict or interfere with the interests of Tandem, its corporate entities, or those it serves.

12. Company Policies. You agree to abide by the Company’s policies and procedures, including those set forth in the Company’s Employee Handbook and other Company documents, except to the extent they are inconsistent with the terms of this letter. You will be required to sign the signature page of the Employee Handbook and associated policies at the commencement of your employment with the Company.

13. Employment Eligibility. Your employment is contingent on you providing the Company with the legally required proof of your identity and authorization to work in the United States. You must also maintain your eligibility to work in the United States throughout your employment.

14. Prior Employer Confidential Information/Restrictions. You understand that you are expected to abide by all confidentiality agreements you may have signed at your previous employer(s). Thus, you should not bring with you or provide the Company with any confidential information belonging to a previous employer or engage in any unauthorized use of confidential information of prior employers or any other third parties.

This letter and attachments supersede any prior understandings or agreements, whether oral or written, between you and the Company.
12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

Exhibit 10.25
Mark, we are very enthusiastic about you joining the team. We are impressed with your experience and abilities, and believe that your skills and background provide an excellent match for Tandem.

This offer will remain valid until the close of business on 10/31/2023 with an anticipated start date of 11/13/2023. If the terms are agreeable, please sign, date and return one copy of this letter indicating your acceptance, retaining the second copies for your records.

If you have questions or just wish to discuss things further, please don’t hesitate to contact me.

Sincerely,

Gioia Woo

Director, Talent Acquisition

Tandem Diabetes Care, Inc.

I have read and accept this employment offer:

By:	/s/ MARK NOVARA
Mark Novara

Dated:	10/31/2023

*Tandem Diabetes Care reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com